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EXHIBIT 99.1
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                  MAJESCO REPORTS RECORD FIRST QUARTER RESULTS

         NET REVENUES INCREASE 84 PERCENT; OPERATING INCOME GROWS BY $2
             MILLION AND EXCEEDS PREVIOUS GUIDANCE BY $1.3 MILLION


EDISON, N.J., March 18, 2004 - Majesco Sales Inc., the sole operating subsidiary of ConnectivCorp (OTC BB: CTTV) and a publisher and distributor of interactive entertainment products for a variety of platforms, today announced record financial results for its fiscal first quarter ended January 31, 2004. Revenues and operating income significantly exceeded previously announced projections.

For the quarter, the Company reported net revenues of $24.6 million, an increase of 84% versus $13.4 million for the first quarter of fiscal 2003. Gross profit increased to $7.5 million for the three-month period from $5.3 million in the first quarter of 2003. The increase in net revenues and gross profit is primarily due to increased sales of Game Boy(R) Advance hand-held titles during the quarter. Operating income increased to $2.9 million in the 2004 quarter, excluding a one-time charge of $577,000 for bad debts related to the Kay-Bee Toys bankruptcy, versus $267,000 in the three months ended January 31, 2003. Net income for the quarter was $1.1 million, or $0.01 per share, including a one-time charge of $342,000 related to the merger and a charge of $315,000 relating to an unrealized loss on a foreign exchange contract.

"We are very pleased with our performance for the first quarter and remain optimistic for continued growth for the balance of the year," said Jesse Sutton, Chief Executive Officer of Majesco Sales Inc. "We are very excited by the strong demand from retailers for our upcoming line up of Game Boy(R) Advance Video(TM) title, that will allow the 20 million domestic Game Boy(R) Advance and Game Boy(R) Advance SP owners to view highly popular cartoons from Nickelodeon and 4Kids Entertainment on their portable handheld systems. In the fall, we anticipate releasing our two key franchise titles, BloodRayne 2 and Advent Rising; as well as launching a number of Game Boy(R) Advance Video(TM) titles in the European marketplace. These initiatives should lay the groundwork for a promising future for Majesco."

The Company delayed its filing of its January 31, 2004 Quarterly Report on Form 10-Q, yesterday, in order to determine appropriate disclosure for the potential impact on our financial condition and future results of operations of EITF 00-19, Accounting for Derivative Financial


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Instruments Indexed To, and Potentially Settled in, a Company's Own Stock" as a
result of our recent private placement. On February 26, 2004, we closed a private placement for units consisting of preferred stock and warrants and, in accordance with this EITF, we will be required to record the initial value of the warrants issued as a liability until a registration statement for the underlying shares of common stock to be issued upon the conversion of the preferred stock and the exercise of the warrants is effective. In addition, the change in the market value of our common stock from the closing date through the effective date of such registration statement will result in non-cash charges or credits to operations to reflect the change in value. At the effective date of the registration statement, the fair value of the warrants will be reclassified to equity and, accordingly, the net effect of the application of the EITF would not be expected to have a material impact on our financial position.

The Company expects to file its 10-Q with the Securities and Exchange Commission next week. Majesco previously announced that it expects net revenues for the fiscal year ending October 31, 2004 to exceed $89 million, which would be an increase of at least 89% versus the prior year.

ABOUT MAJESCO

Established in 1986 and headquartered in Edison, NJ, with offices in the United Kingdom, Majesco is the sole operating unit of ConnectivCorp (OTC BB: CTTV.OB) and is a leading international developer, publisher and distributor of interactive entertainment products for the Xbox(R) video game system from Microsoft, Sony PlayStation(R)2 computer entertainment system, and Nintendo GameCube(TM) and Game Boy(R) Advance systems, as well as the personal computer. The Company's 2004 lineup includes the critically acclaimed Advent Rising, the first in a trilogy of action/adventure games; BloodRayne 2, the sequel to its popular action/horror series, as well as the launch of its Game Boy(R) Advance Video product line, which utilizes the Company's proprietary video compression technology to enable consumers to view commercial-grade video on a standard Nintendo Game Boy Advance system.

SAFE HARBOR

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," " will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for


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our products; competitive factors in the businesses in which we compete;
continued consumer acceptance of the gaming platforms on which our products operate and our products; fulfillment of orders preliminarily made by customers; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; and legislative or regulatory changes that affect our business. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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